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                                                                    EXHIBIT 10.1

BERGER & MONTAGUE, P.C.
TODD S. COLLINS
1622 Locust Street
Philadelphia, PA 19103
(215) 875-3000

KLAFTER & OLSEN LLP
KURT B. OLSEN
2121 K Street, N.W.
Washington, DC 20037
(202) 261-3533

LERACH COUGHLIN STOIA
     GELLER RUDMAN & ROBBINS LLP
WILLIAM S. LERACH (68581)
ARTHUR C. LEAHY (149135)
JEFFREY D. LIGHT (159515)
401 B Street, Suite 1700
San Diego, CA 92101
(619) 231-1058

Lead Counsel for Plaintiffs

                          UNITED STATES DISTRICT COURT
                     FOR THE SOUTHERN DISTRICT OF CALIFORNIA

In re ASHWORTH INC.                MASTER FILE No. 99CV0121 - L (JFS)
SECURITIES LITIGATION

                     STIPULATION AND AGREEMENT OF SETTLEMENT

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                     STIPULATION AND AGREEMENT OF SETTLEMENT

      This Stipulation and Agreement of Settlement (the "Stipulation") is submitted pursuant to Rule 23 of the Federal Rules of Civil Procedure. Subject to the approval of the Court, this Stipulation is entered into among Lead Plaintiffs (as defined in P. B below) and Class Representatives ("Plaintiffs"), on behalf of themselves and the Class (as hereinafter defined), and defendants Ashworth Inc. ("Ashworth"), Randall L. Herrel ("Herrel"), Gerald W. Montiel ("G. Montiel"), A. John Newman ("Newman") ("Defendants" and individually "Defendant"), by and through their respective counsel.

      WHEREAS:

      A. Plaintiffs filed a class action complaint against the Defendants and others on January 22, 1999, alleging violations of the Securities Exchange Act of 1934.

      B. Other plaintiffs filed similar complaints. By Orders dated April 30, 1999, the Court consolidated the complaints under the above caption and appointed the New Hampshire Retirement System ("NHRS"), John Gervais, Debra Kopp and Tony Le ("Lead Plaintiffs") as lead plaintiffs. The Court also approved Lead Plaintiffs' choice of lead counsel: Berger & Montague, P.C., Milberg Weiss Bershad Hynes & Lerach LLP (now Lerach Coughlin Stoia Geller Rudman & Robbins
LLP) and The Olsen Law Firm (now Klafter & Olsen LLP).

      C. Plaintiffs filed the Consolidated Amended Complaint on December 15, 1999. Plaintiffs then filed the Second Consolidated Amended Complaint (the "SAC") on September 19, 2000.

      D. The SAC alleges that the Defendants and others issued false and misleading public statements and financial results and made misleading filings with the SEC, which materially overstated Ashworth's financial results. Plaintiffs alleged that Ashworth falsely claimed that demand for its products, golf apparel, was increasing and that its gross margins were growing, when, in fact, Ashworth improperly recorded sales by making consignments, shipping goods to warehouses, recording as sales goods shipped after the quarter had closed, giving unrecorded discounts and ultimately selling to liquidators at prices below cost, without taking adequate reserves or writing

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down its excess inventory. Plaintiffs allege that these and other practices were in violation of GAAP. Ashworth's fraudulent financial results and other false statements caused investors to buy Ashworth stock at artificially inflated prices during the Class Period as defined in P. F below, giving some defendants a chance to sell off their stock at a profit. On July 15, 1998, Ashworth stated that its results for the third quarter of 1998 would be below expectations, and that recent events might also negatively impact the fourth quarter of 1998. Ashworth's stock declined, causing a loss to some investors who bought Ashworth shares during the Class Period.

      E. All defendants moved to dismiss the claims asserted against them in the SAC. By Order entered December 3, 2001, the Court granted in part and denied in part defendants' motion dismissing two defendants but allowed the case to proceed on several allegations against the Defendants.

      F. The Court certified a Class under Rule 23(b)(3) of the Federal Rules of Civil Procedure on August 8, 2002. The Class certified by the Court consisted of all persons who purchased shares of Ashworth common stock and its publicly traded options during the period of September 4, 1997 through July 15, 1998, inclusive and who were damaged thereby. However, on further investigation it became clear that there are no option-holders who purchased during the Class Period.

      G. The Class is thus modified to include all persons who purchased shares of Ashworth common stock during the period of September 4, 1997 through July 15, 1998 inclusive (the "Class Period"). Excluded from the Class are Defendants, the officers and directors of Ashworth during the Class Period, the members of their immediate families, and their legal representatives, heirs, successors or assigns, and any entity in which Defendants have or during the Class Period had a controlling interest.

      H. The Defendants deny any wrongdoing, fault, liability or damage to Plaintiffs and the Class, deny that they knowingly made material misstatements, deny that they committed any violation of law, deny that they acted improperly in any way, believe that they acted properly at all times, and assert that the Action has no merit. In light, however, of the uncertainty and the risk of the outcome of any litigation, especially complex securities litigation, and the difficulties and substantial expense

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and length of time necessary to defend this proceeding through summary judgment motions, trial, post-trial motions, and appeals, Defendants have decided to enter into this Stipulation. To eliminate the burden and expense of further litigation, Defendants wish to settle the Action against them on the terms and conditions stated in this Stipulation, and to put the Settled Claims (as defined below) to rest finally and forever, without in any way acknowledging any wrongdoing, fault, liability or damage to Plaintiffs and the Class. Nothing in this Stipulation or in the exhibits attached hereto shall in any event be construed or deemed to be evidence of an admission or concession on the part of any Defendant with respect to any claim, or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Defendants have asserted.

      I. Plaintiffs' counsel conducted a thorough investigation, which included reviewing hundreds of thousands of documents, taking twelve depositions, interviewing more than a dozen potential witnesses and consulting with experts relating to the claims and the underlying `events and transactions alleged in the SAC. Plaintiffs believe their claims are meritorious. Plaintiffs' counsel have analyzed the evidence adduced during pretrial discovery and have researched the applicable law with respect to the claims of Plaintiffs and the Class against the Defendants and the potential defenses thereto. This Stipulation shall not be construed or deemed to be a concession by any Plaintiff of any infirmity in the claims asserted in the Action.

      J. Plaintiffs, by their counsel, have conducted arm's length negotiations with counsel for the Defendants, with the assistance of Judge Nicholas Politan (Ret.), with respect to a compromise and settlement of the Action with a view to settling the issues in dispute and achieving the best relief possible consistent with the interests of the Class.

      K. Based upon their investigation and pretrial discovery as set forth above, Plaintiffs' counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to Plaintiffs and the Class, and in their best interests, and have agreed to settle the claims raised in the Action against the Defendants pursuant to the terms and provisions of this Stipulation, after considering (1) the substantial benefits that Plaintiffs and the members of the Class will receive from this Settlement (as defined below),
(2) the attendant risks of litigation, and (3) the desirability of permitting the Settlement to be consummated as provided by the terms of this Stipulation.

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      NOW THEREFORE, without any admission or concession on the part of
Plaintiffs of any lack of merit of the Action whatsoever, and without any admission or concession of any liability or wrongdoing or lack of merit in the defenses whatsoever by the Defendants, it is hereby STIPULATED AND AGREED, by and among the parties to this Stipulation, through their respective attorneys, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the parties hereto from the Settlement, that all Settled Claims (as defined below) against the Released Parties (as defined below) shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

                               CERTAIN DEFINITIONS

      1. As used in this Stipulation, the following terms shall have the following meanings:

            (a) "Administration Costs" means the costs incurred by the Claims Administrator and Lead Counsel for processing proofs of claim, investing the Settlement Fund, and distributing the Net Settlement Fund to Class Members and dealing with Tax Expenses.

            (b) "Authorized Claimant" means a Class Member who submits a timely and valid Proof of Claim form to the Claims Administrator and whose claim is directed to be accepted in the class distribution order.

            (c) "Claims Administrator" means the firm of Gilardi & Co. LLC, which shall administer the Settlement.

            (d) "Class" and "Class Members" mean all persons or entities who purchased Ashworth common stock between September 4, 1997 and July 15, 1998, inclusive. Excluded from the Class are any putative Class Members who exclude themselves by timely submitting a request for exclusion. Also excluded are the Defendants, the officers and directors of Ashworth during the Class Period and their immediate families, and any entity in which any Defendant has a controlling interest, and the legal affiliates, representatives, heirs, controlling persons, successors or predecessors in interest of any Defendant.

            (e) "Court" means the United States District Court for the Southern District of California.

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            (f)   "Effective Date" means the date upon which the Settlement
contemplated by this Stipulation, including implementation of the corporate governance measures described in Exhibit A, shall become effective, as set forth in paragraph 29 below.

            (g) "Insurers" means National Union Fire Insurance Co. of Pittsburgh, PA and RLI Insurance Company, Ashworth's directors' and officers' insurers.

            (h) "Notice" means the Notice of Pendency and Proposed Settlement of Class Action, which is to be sent to members of the Class substantially in the form attached hereto as Exhibit 1 to Exhibit B.

            (i) "Net Settlement Fund" means the Settlement Fund less any Court awarded attorneys' fees and expenses, less expenses of the Lead Plaintiffs, and less any Notice and Administration Costs.

            (j) "Notice Costs" means costs incurred in connection with preparing, mailing and publishing the Notice and Publication Notice, responding to nominees' requests for additional copies of the Notice, tallying the number of opt outs, costs billed to the Claims Administrator by the nominees and associated correspondence and telephone costs, and related costs.

            (k) "Notice and Administration Fund" means the fund established and controlled by Lead Counsel subject to Court oversight which is to be funded out of the Settlement Amount to pay for Notice Costs and Administration Costs, which shall be initially funded with $150,000.

            (l) "Order and Final Judgment" means the proposed order to be entered approving the Settlement substantially in the form attached hereto as Exhibit C.

            (m) "Plaintiffs' Lead Counsel" and "Lead Plaintiffs' Counsel" means Berger & Montague, P.C., Klafter & Olsen, LLP and Lerach, Coughlin, Stoia & Robbins, LLP.

            (n) "Preliminary Approval Order" means the proposed order preliminarily approving the Settlement and directing notice thereof to the Class substantially in the form attached hereto as Exhibit B.

            (o) "Publication Notice" means the summary Notice of Pendency and Settlement of Proposed Settlement and hearing for publication in the national edition of The Wall Street Journal substantially in the form attached as Exhibit 3 to Exhibit B.

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            (p)   "Released Parties" means the Defendants, Insurers, and any of their current, former or future affiliates, partners, joint venturers, agents (acting in their capacity as agents), employees, attorneys, insurers, reinsurers, advisors, accountants, associates, legal representatives, heirs, successors in interest or assigns, and any other individual or entity in which any of the aforementioned parties has a controlling interest.

            (q) "Settled Claims" means any and all claims, debts, demands, liabilities, rights and causes of action of every nature and description whatsoever (including, but not limited to, any claims for damages, restitution, interest, attorneys' fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, at law or in equity, matured or unmatured, whether class or individual in nature, including both known claims and Unknown Claims (as defined below), based upon or related to both (i) the purchase of Ashworth common stock during the Class Period; and
(ii) the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were or could have been alleged in the Action against any of the Released Parties, except claims to enforce the Settlement or any of its terms.

            (r) "Defendants' Claims" means any and all claims, rights, demands, causes of action or suits by any Released Party against any of the Plaintiffs, Class Members or their attorneys, which arise out of or relate to the institution, prosecution, or settlement of the Action, except claims arising out of or relating to the obligations of the Plaintiffs, Class Members or their attorneys embodied in this Stipulation or the implementation or enforcement of this Stipulation or the Settlement of the Action.

            (s) "Settlement" means the settlement as set forth in this Stipulation.

            (t) "Settlement Escrow Account" means the interest-bearing account established by the Settlement Escrow Agents (as defined below) pursuant to Court order and subject to Court oversight for the deposit of the Settlement Fund (as defined below).

            (u) "Settlement Escrow Agents" means Lead Counsel, counsel for each of the Insurers, and Ashworth.

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            (v)   "Settlement Fund" means the Settlement Amount as defined in paragraph 5 together with all interest.

            (w) "Taxes" means taxes, including any interest and penalties, owed with respect to the income earned by the Settlement Fund, including any taxes or tax detriments that may be imposed with respect to any income earned by the Settlement Fund following the deposit of the Settlement Amount, or portion thereof, by Ashworth and the Insurers with the Settlement Escrow Agents.

            (x) "Tax Expenses" means the expenses and costs related to Taxes incurred in connection with the Settlement, including but not limited to expenses of tax attorneys and/or accountants and expenses relating to filing, or failing to file, required tax returns.

            (y) "Unknown Claims" means (1) any and all Settled Claims that any Plaintiff or Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, including, without limitation, claims that if known by him, her or it might have affected his, her or its decision(s) to settle with and release the Released Parties or not to object to the Settlement, and (2) any and all Defendants' Claims which any Released Party does not know or suspect to exist in his, her or its favor, including, without limitation, claims that if known by him, her or it might have affected his, her or its decision(s) with respect to the Settlement, including claims described in Section 1542 of the California Civil Code.

                         SCOPE AND EFFECT OF SETTLEMENT

      2. The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action and any and all Settled Claims as against all Released Parties and any and all Defendants' Claims as against Plaintiffs, Class Members, or their attorneys.

      3.    (a)    Pursuant to the Order and Final Judgment, upon the Effective
Date of this Settlement, Plaintiffs and all members of the Class on behalf of themselves, their heirs, executors, administrators, successors and assigns shall be deemed to, with respect to each and every Settled Claim, release and forever discharge, and shall forever be enjoined from prosecuting, any Settled Claims against any of the Released Parties regardless of whether any Class Member submits a valid and timely Proof of Claim.

            (b) Pursuant to the Order and Final Judgment, upon the Effective Date of this Settlement, Plaintiffs and all Class Members, on behalf of themselves, their heirs, executors, administrators, successors and assigns, shall be deemed to have covenanted not to sue and shall be barred and enjoined from suing on any Settled Claims.

            (c) The Proof of Claim to be executed by Class Members shall provide for a release of all Settled Claims against the Released Parties to be effective on the Effective Date, and shall be substantially in the form of
Exhibit 2 to Exhibit B. Upon the Effective Date, all Class Members on behalf of themselves, their heirs, executors, administrators, successors and assigns shall be bound by the release and covenant not to sue as set forth in this Stipulation and the Order and Final Judgment, whether or not they submit a valid and timely Proof of Claim.

            (d) Pursuant to the Order and Final Judgment, upon the Effective Date of this Settlement, each of the Released Parties, on behalf of himself, herself or itself and to the fullest extent permitted by law, shall release and forever discharge each and every one of the Defendants' Claims, and shall forever be enjoined from prosecuting the Defendants' Claims as against Plaintiffs, Class Members, or their attorneys.

            (e) With respect to any and all Settled Claims and Defendants' Claims, the parties stipulate and agree that, upon the Effective Date, the Plaintiffs and the Defendants shall have expressly, and all Class Members on behalf of themselves, their heirs, executors, administrators, successors and assigns shall be deemed to have, and by operation of the Order and Final Judgment shall have, waived and relinquished to the fullest extent provided by law the provisions, rights and benefits of Section 1542 of the California Civil Code, which provides:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Also, with respect to any and all Settled Claims, the Plaintiffs and all Class Members on behalf of themselves, their heirs, executors, administrators, successors and assigns shall, and with respect to any and all Defendants' Claims, the Released Parties shall be deemed to, and by operation of the Order and Final Judgment shall, waive any and all provisions, rights, and benefits conferred by the law of any state or territory of the United States or any other jurisdiction, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code Section 1542. The Plaintiffs, Class Members and Released Parties may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Settled Claims or Defendants' Claims but hereby stipulate and agree that the Plaintiffs, Class Members and Released Parties, and all of their heirs, executors, administrators, successors and assigns, do, and by operation of the Order and Final Judgment shall, upon the Effective Date, fully, finally and forever settle and release any and all Settled Claims and Defendants' Claims, respectively, known or unknown, suspected or unsuspected, contingent or non-contingent, which now exist, or heretofore have existed upon any theory of law or equity, including, but not limited to, conduct which is negligent, intentional, with or without malice, or breach of any duty, law, or rule of any jurisdiction, without regard to subsequent discovery or existence of such different or additional facts. Plaintiffs and Defendants acknowledge, and Class Members and Released Parties by operation of law shall be deemed to have acknowledged, that the inclusion of "Unknown Claims" in the definition of Settled Claims and Defendants' Claims was separately bargained for and was a key element of the Settlement of which the releases are a part.

                          THE SETTLEMENT CONSIDERATION

      4.    In full and final settlement of the Action and the Settled Claims:

            (a) Defendant Ashworth shall implement specific corporate governance policies which are set forth in Exhibit A. In the event that Ashworth fails to do so in accord with the terms of Exhibit A, then Plaintiffs shall have the right to seek specific performance from the Court.

            (b) Defendants shall deposit, by August 30, 2004, the sum of Fifteen Million Two Hundred Fifty Thousand Dollars ($15,250,000.00) (the "Settlement Amount") paid by Ashworth and the Insurers, which sum constitutes the entire monetary consideration to be paid by Ashworth and the Insurers by or on behalf of the Defendants pursuant to the Settlement. Defendants shall not be responsible for the distribution of the Settlement Fund or the administration thereof, and shall have no further or other liability or obligations to Plaintiffs, Plaintiffs' Counsel or any member of the Class with respect to the Settled Claims except as expressly stated in this Stipulation.

      5. The Settlement Amount shall be paid by Insurers and Ashworth into an interest-bearing escrow account, at a nationally chartered bank under the control of the Settlement Escrow

Agents until the Effective Date, when the escrow account shall be under the sole control of Lead Counsel.

      6. The Settlement Escrow Agents shall promptly cause the Settlement Amount in excess of the $150,000 used for the Notice and Administration Fund to be invested in short term instruments backed by the full faith and credit of the United States Government (or a mutual fund invested solely in such instruments) and shall collect and reinvest all interest accrued thereon. The funds held in escrow in an amount of $150,000 (the "Notice and Administration Fund") shall be used for the payment of Notice and Administration Costs and held in an interest bearing bank account insured by the FDIC.

      7. All interest or other income earned by the Settlement Escrow Account shall become part of the Settlement Fund and shall inure to and be for the benefit of the Class if the Effective Date occurs. If the Effective Date does not occur, all such interest shall inure to the benefit of Defendants and shall be returned to Ashworth and the Insurers in accordance with the provisions of paragraph 9.

      8. If the Settlement Amount is not paid into the Settlement Escrow Account by August 30, 2004, interest shall accrue on any unpaid portion of the Settlement amount at the 3-month T-Bill rate until paid, and Lead Plaintiffs shall have the option on seven business days' written notice to terminate the Settlement, unless Defendants have been unable to deposit the funds due to Plaintiffs' actions or inaction or cure within that time by the deposit of the funds.

      9. Before the Effective Date, any and all Notice Costs to date shall be approved by Plaintiffs' Lead Counsel and shall be paid out of the Notice and Administration Fund.

      10. In the event that this Stipulation is terminated or canceled as provided herein or in the Supplemental Agreement as defined in paragraph 27, or the Effective Date otherwise does not occur as provided herein, then the Settlement Fund net of any Taxes or Tax Expenses incurred to date and the Notice and Administration Fund net of any Notice Costs or Administration Costs incurred to date, shall be paid to Ashworth and the Insurers, according to the proportion of the settlement fund originally deposited in the Settlement Escrow Account by them.

      11. All funds held or invested by the Settlement Escrow Agent or held in the Notice and Administration Fund shall be deemed in custodia legis of the Court and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed, pursuant to this Stipulation and/or further order(s) of the Court.

      12. The parties hereto intend that the Settlement Fund be a "qualified settlement fund" for federal income tax purposes pursuant to Treasury Regulation section 1.468B-1, and to that end the Parties hereto shall not take a position in any filing or before any tax authority that is inconsistent with such treatment.

            (a) The Claims Administrator and, as reasonably requested and required by the Claims Administrator, Plaintiffs and the Defendants, shall jointly and timely make such elections as are necessary to carry out the provisions of this paragraph, including a "relation back election" as described in Treas. Reg. Section 1.468B-(j)(2) to the earliest permitted date so as to enable the Settlement Fund to be treated as a qualified settlement fund from the earliest date possible. Such election shall be made in compliance with the procedures and requirements contained in such regulation. It shall be the responsibility of the Claims Administrator to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties and thereafter take all such actions as may be necessary or appropriate to that end.

            (b) For the purposes of section 468B of the Internal Revenue Code of 1986, 26 U.S.C. Section 468B, as amended, and the regulations promulgated thereunder, the "administrator" shall be the Claims Administrator. The Claims Administrator shall timely and properly file all informational and tax returns necessary or advisable for the Settlement Fund before and after the Effective Date, and shall pay from the Settlement Fund any Taxes owed with respect to the Settlement Fund.

            (c) The Released Parties shall have no liability or responsibility for the payment of any Taxes. The Settlement Fund shall indemnify and hold the Released Parties harmless for any Taxes (including, without limitation, Taxes payable by reason of any such indemnification).

            (d) The Parties agree to cooperate with the Claims Administrator, one another, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this paragraph.

      13. All (a) Taxes or estimated taxes on the income of the Settlement Fund, including, without limitation, any interest and penalties determined to be due thereon, or any taxes or tax detriments that may be imposed upon Defendants with respect to any income earned by the Settlement Fund, for any period during which the Settlement Fund does not qualify as a "qualified settlement fund" for federal or state income tax purposes, and (b) reasonable expenses and costs incurred in connection with the taxation of the Settlement Fund, including, without limitation, expenses of tax attorneys and accountants, mailing and distribution costs and expenses relating to filing the returns described in paragraph 14(b), shall be paid out of the Settlement Fund and shall be timely paid by the Claims Administrator without further order of the Court. The Claims Administrator shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Class Members any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes (as well as any amounts that may be required to be withheld under Treasury Regulation section 1.468B-2).

      14. All interest earned on the Settlement Fund shall be added to and become part of the Settlement Fund. Any interest earned by the Notice and Administration Fund shall be added to that Fund.

      15. The Settlement Escrow Agents and the Claims Administrator shall not use or disburse all or any part of the Settlement Fund except as provided by this Stipulation or an order of the Court.

      16. The Claims Administrator shall administer the Settlement under Plaintiffs' Lead Counsel's supervision and subject to the jurisdiction of the Court. Defendants shall have no responsibility for the administration of the Settlement and shall have no liability to the Class or Plaintiffs' counsel in connection with such administration.

      17. Except as expressly stated in this Stipulation, all payments of Notice and Administration Expenses, any other fees of Escrow Agents and the Claims Administrator (other than Tax Expenses), any other cost of administering the Settlement Fund and/or related expenses, shall be paid by the Notice and Administration Fund to be established and controlled by Lead Plaintiffs' Counsel, subject to Court oversight. This fund is to be initially funded with $150,000 out of the Settlement Amount.

      18. Except as expressly stated in this Stipulation, there shall be no liability on the part of Plaintiffs, Plaintiffs' counsel, members of the Class, Defendants, or Defendants' counsel for Notice

Costs, Administration Costs, and any other costs of administering the Settlement Fund and/or related expenses, and attorneys' fees and reimbursement of expenses awarded by the Court.

                          ATTORNEYS' FEES AND EXPENSES

      19. Plaintiffs' Lead Counsel will submit an application to the Court for an award to Plaintiffs' Lead Counsel on their own behalf and on behalf of Plaintiffs' counsel of record from the Settlement Fund for attorneys' fees and expenses, including expenses of Lead Plaintiffs, and interest thereon, in an amount to be set forth in the Notice to the Class. Such attorneys' fees, expenses and interest as are awarded by the Court shall be payable from the Settlement Fund to Plaintiffs' Lead Counsel within five days of entry of the Court's Order with respect to attorneys' fees and expenses, notwithstanding the existence of any objections thereto or potential for appeal therefrom, provided the Court has entered the Order and Final Judgment. In the event that such payment occurs before the Effective Date, then Plaintiffs' Lead Counsel will be required to reimburse all amounts paid, plus interest, in the event the Effective Date does not occur. Plaintiffs' Lead Counsel reserve the right to make additional applications to the Court for reimbursement from the Notice and Administration Fund for fees and expenses and interest thereon relating to the administration of the Settlement or any appeals; provided, that no such fees and expenses, shall be due, owing or payable from the Settlement Fund or the Notice and Administration Fund unless and until the Effective Date occurs. The Released Parties shall take no position with respect to any such application.

      20. The procedures for any allowance or disallowance by the Court of any applications by Plaintiffs' Lead Counsel for attorneys' fees or expenses or interest thereon are not part of the Settlement set forth in this Stipulation, and are to be considered by the Court separately from the Court's consideration of the fairness, adequacy, and reasonableness of the' Settlement set forth in this Stipulation. Any order or proceedings related to the fees or expenses or interest thereon, application, or any appeal from any order relating thereto or reversal or modification thereof, shall not modify, terminate, or cancel this Stipulation, or affect or delay the finality of the Order and Final Judgment approving the Stipulation and the Settlement of the Action.

      21. The Released Parties shall have no responsibility for, and no liability whatsoever with respect to the fee and expense and costs application or the allocation of any fees or expenses or interest thereon awarded by the Court or made by Plaintiffs' Lead Counsel among Plaintiffs' counsel of record.

                      DISTRIBUTION TO AUTHORIZED CLAIMANTS

      22. The Claims Administrator shall determine each Authorized Claimant's pro rata share of the "Net Settlement Fund" based upon each Authorized Claimant's Recognized Claim as defined in the Plan of Allocation described in the Notice annexed hereto as Exhibit 1 to Exhibit B, or in such other Plan of Allocation as the Court approves.

      23. The Plan of Allocation proposed in the Notice is not a necessary term of this Stipulation, and it is not a condition of this Stipulation that the Plan of Allocation be approved.

      24. Each Authorized Claimant shall be allocated a pro rata share of the Net Settlement Fund based on his or her Recognized Claim compared to the total Recognized Claims of all accepted claimants as determined by the terms of this Stipulation as defined in the Plan of Allocation described in the Notice annexed hereto as Exhibit 1 to Exhibit B, or in such other Plan of Allocation as the Court approves. The Defendants shall not be entitled to recover any of the settlement monies after the Effective Date.

      25. The Claims Administrator shall be responsible for supervising the administration of the Settlement and disbursement of the Net Settlement Fund, subject to such supervision and direction of the Court and/or Plaintiffs' Lead Counsel as may be necessary or appropriate. The procedures governing the administration of the Settlement shall be as set forth in the Notice to the Class. Defendants shall have neither the right nor the duty to participate in the manner in which the Net Settlement Fund is distributed to the Class.

      26. Upon completing the distribution of the Net Settlement Fund to the Class, the Claims Administrator shall provide a report to counsel for plaintiffs and counsel for defendants indicating: (a) the number of Class Members who received payments; (b) the number of shares for which payments were made (broken out by categories if different groups of shares received different per share compensation); and (c) the amount paid per share (broken out by category if different groups of shares received different per share compensation).

                             SUPPLEMENTAL AGREEMENT

      27. Plaintiffs' Lead Counsel and Counsel for the Defendants have executed a "Supplemental Agreement" setting forth conditions under which this Stipulation may be withdrawn or terminated by Ashworth if potential Class Members who purchased in excess of a certain number of shares of common stock properly exclude themselves from the Class. The Supplemental Agreement shall not be filed prior to the Settlement Fairness Hearing unless a dispute arises as to its terms. In the event of a withdrawal from this Stipulation pursuant to the Supplemental Agreement, this Stipulation shall become null and void and of no further force and effect except for paragraph 10. Notwithstanding the foregoing, the Stipulation shall not become null and void as a result of the election by the Defendants to exercise their option to withdraw from the Stipulation pursuant to the Supplemental Agreement unless and until the conditions set forth in the Supplemental Agreement have been satisfied.

                       TERMS OF PRELIMINARY APPROVAL ORDER

      28. Within ten (10) business days after this Stipulation has been fully executed, Plaintiffs' Lead Counsel shall apply to the Court for entry of a Preliminary Approval Order, substantially in the form annexed hereto as Exhibit B.

                        TERMS OF ORDER AND FINAL JUDGMENT

      29. If the Settlement contemplated by this Stipulation is approved by the Court, Plaintiffs' Lead Counsel and Defendants' counsel jointly shall request that the Court enter an Order and Final Judgment substantially in the form annexed hereto as Exhibit C.

               EFFECTIVE DATE OF SETTLEMENT, WAIVER OR TERMINATION

      30. The Effective Date of Settlement shall be the date when all the following shall have occurred:

            (a) entry of the Preliminary Approval Order in all material respects in the form annexed hereto as Exhibit B;

            (b) approval by the Court of the Settlement, following notice to the Class and a hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure;

            (c) Defendants' deposit of the Settlement Amount and Ashworth's implementation of the specific changes in its corporate governance, as set forth in Exhibit A; and

            (d) entry by the Court of an Order and Final Judgment, in all material respects in the form set forth in Exhibit C annexed hereto, and (1) the expiration of the time to file a notice of appeal from the Order and Final Judgment pursuant to Rule 4(a)(1)(A) of the Federal Rules of Appellate Procedure, without any appeal having been taken, or (2) the dismissal of any appeal or the affirmance of the Order and Final Judgment on appeal, and (3) the expiration of the time for filing a petition for a writ of certiorari without the filing of any petition, or (4) the denial of any petition for a writ of certiorari that was filed and the expiration of the time to seek reconsideration of such denial, or denial of such request for reconsideration, or, if such petition is granted, the affirmance of the Order and Final Judgment. In the event that the Court enters an Alternative Judgment (as defined in paragraph 31 below) and neither the Plaintiffs' Lead Counsel nor the Defendants elect to terminate this Settlement pursuant to paragraph 31, the date that such Alternative Judgment becomes final is the same as that provided under this paragraph for the Order and Final Judgment. Under no circumstances shall an appeal or petition for a writ of certiorari pertaining solely to the proposed Plan of Allocation and/or Plaintiffs' Lead Counsel's fee and expense application or an award thereof delay or preclude the Effective Date.

      31. Defendants' counsel or Plaintiffs' Lead Counsel shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so ("Termination Notice") to all other parties hereto within thirty (30) days of the date that: (a) the Court declines to enter the Preliminary Approval Order or enters a preliminary approval order in lieu of the Preliminary Approval Order that is not substantially in the form of Exhibit B hereto; (b) the Court refuses to approve this Stipulation or any material part of it; (c) the Court declines to enter the Order and Final Judgment or enters an order and final judgment in lieu of the Order and Final Judgment that is not substantially in the form of Exhibit C hereto (an "Alternative Judgment"); (d) the Order and Final Judgment is modified or reversed by the Court of Appeals or the Supreme Court; (e) an Alternative Judgment is modified or reversed by the Court of Appeals or the Supreme Court, or (f) if permitted by the terms of the Supplemental Agreement.

      32. In the event that this Stipulation is terminated or canceled as provided herein or in the Supplemental Agreement, or that the Effective Date does not otherwise occur as provided herein, and the parties, in their sole and unfettered discretion, do not agree to modify this Stipulation and the Settlement is not consummated, then:

            (a) within seven business days after receiving written notification of such termination, Lead Plaintiffs shall refund to the Settlement Escrow Account any amounts left in the Notice and Administration Fund after all expenses are paid. If the Notice and Administration Fund is not adequate to cover all incurred expenses, Lead Plaintiffs may request funds from the Settlement Escrow Account to cover all Notice Costs and Administration Costs.

            (b) the Settlement Escrow Agents shall, within ten (10) business days after receiving written notification of such termination, cancellation or prevention, refund to the Insurers and Ashworth in the same proportions as their original deposit into the Settlement Escrow Account, the Settlement Fund including all interest and earnings thereon, less any Taxes due with respect to such income, less Tax Expenses and including any amounts refunded from the Notice and Administration Fund.

            (c) The parties will return to the position they occupied vis-a-vis each other and the Action as of the date of the execution of this Stipulation except as expressly stated in this Stipulation;

            (d) This Stipulation and the Settlement shall be null and void and have no further force or effect, and shall not be referred to, admissible in or introduced in any other way for any reason in any proceeding.

                           NO ADMISSION OF WRONGDOING

      33. This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

            (a) shall not be offered against the Defendants as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Defendants with respect to the truth of any fact alleged by Plaintiffs or the validity of any claim that had been or could have been asserted in the Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Defendants;

            (b) shall not be offered against the Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant, or against the Plaintiffs and the Class as evidence of any infirmity in the claims of Plaintiffs and the Class;

            (c) shall not be offered against the Defendants or against the Plaintiffs or the Class as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, Defendants may refer to it to effectuate the liability protection granted them hereunder;

            (d) shall not be construed against the Defendants or the Plaintiffs and the Class as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; and

            (e) shall not be construed as or offered in evidence as an admission, concession or presumption against Plaintiffs or the Class or any of them that any of their claims are without merit or that damages recoverable under the Complaint would not have exceeded the Settlement Fund.

                            MISCELLANEOUS PROVISIONS

      34. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

      35. If a case is commenced concerning either of the Insurers or Ashworth under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Settlement Fund or any portion thereof by Ashworth or such Insurer on behalf of the Defendants to be a preference, voidable transfer, fraudulent transfer or similar transaction, and any portion thereof is required to be returned, and is, in fact, returned, and such amount is not promptly deposited to the Settlement Fund by others, then, at the election of Plaintiffs' Lead Counsel, the parties shall jointly move the Court to vacate and set aside both the releases given and the Order and Final Judgment entered in favor of the Defendants pursuant to this Stipulation. The releases and Order and Final Judgment shall be null and void, and the parties shall be restored to their respective positions in the litigation immediately prior to the execution of this Stipulation. Any cash amounts in the Settlement Fund or the Net Settlement Fund shall be returned as provided in paragraph 33 above.

      36. The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Plaintiffs and Class Members against the Released Parties with respect to the Settled Claims. Accordingly, Plaintiffs and Defendants agree not to assert in any forum or in any statement to the media (whether or not for attribution) that the litigation was brought by Plaintiffs or defended by Defendants in bad faith or without a reasonable basis. No Defendant shall deny, based on the publicly available information at the time, that the Action was filed in good faith and with an adequate basis in fact. The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action. The parties agree that the amount paid and the other terms of the Settlement were negotiated at arm's length in good faith by the parties, and reflect a Settlement that was reached voluntarily, with the assistance of a mediator, after consultation with experienced and competent legal counsel.

      37. This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by or on behalf of all parties hereto or their successors-in-interest.

      38. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

      39. The administration and consummation of the Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys' fees and expenses to Plaintiffs' Counsel and enforcing the terms of this Stipulation.

      40. The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

      41. This Stipulation and its exhibits and the Supplemental Agreement constitute the entire agreement among the parties hereto concerning the Settlement of the Action, and no representations, warranties, or inducements have been made by any party hereto concerning this Stipulation and its exhibits and the Supplemental Agreement and other than those contained and memorialized in such documents.

      42. This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the parties to this Stipulation shall exchange among themselves original signed counterparts.

      43. This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

      44. The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of California without regard to conflicts of laws, except to the extent that federal law requires that federal law governs.

      45. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties. It is recognized that this Stipulation is the result of arm's-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.

      46. All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

      47. Plaintiffs' Lead Counsel and Defendants' counsel agree to cooperate fully with one another in seeking Court approval of the Preliminary Approval Order, the Stipulation and the

Settlement, and to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

      48. The Court shall retain continuing jurisdiction to enforce the provisions of this Stipulation, including specifically paragraph 4(a) and Exhibit A with respect to corporate governance provisions, and with respect to settlement administration and related matters.

Dated:  August 20, 2004

BERGER & MONTAGUE, P.C.                    KLAFTER & OLSEN LLP

BY: /s/ Todd S. Collins/EWF                BY: /s/ Kurt B. Olsen
    -----------------------                    -----------------------
    Todd S. Collins, Esquire                   Kurt B. Olsen, Esquire
    1622 Locust Street                         2121 K Street, N.W.
    Philadelphia, PA 19103                     Washington, DC 20037
    (215) 875-3000                             (202) 261-3553

LERACH COUGHLIN STOIA GELLER                   Jeffrey A. Klafter, Esquire
RUDMAN & ROBBINS LLP                           1311 Mamaroneck Avenue, Suite 220
                                               White Plains, NY 10602
                                               (914) 997-5656

BY: /s/ Jeffrey D. Light
    -----------------------
    Jeffrey D. Light, Esquire
    401 B Street, Suite 1700
    San Diego, CA  92101-4297
    (619) 231-1058

                           LEAD COUNSEL FOR PLAINTIFFS

GIBSON DUNN & CRUTCHER LLP                     COOLEY GODWARD LLP

BY: /s/ Elizabeth W. Brem                  BY: /s/ Koji Fukumura
    -----------------------                    -----------------------
    Wayne W. Smith, Esquire                    Koji Fukumura, Esquire
    Stephanie A. Baren, Esquire                4401 Eastgate Mall
    Elizabeth W. Brem, Esquire                 San Diego, CA 92121
    4 Park Plaza, Suite 1500                   (858) 550-6000
    Irvine, CA  92614-8557
    (949) 451-3800

ATTORNEYS FOR DEFENDANTS ASHWORTH, INC.        ATTORNEYS FOR DEFENDANT
RANDALL L. HERREL, SR.,                         A. JOHN NEWMAN
AND GERALD W. MONTIEL

                                    EXHIBIT A

      The Company agrees to adoption of the following corporate governance provisions all of which are subject to a "sunset" provision whereby after six
(6) years following the Effective Date of the Settlement, the Company may depart from the foregoing standards if, and then only to the extent that, the Board of Directors - in the good faith exercise of its fiduciary duties - determines that changes to the foregoing policies are needed to ensure continued protection of shareholder value:

      1. The Company's outside auditors are prohibited from performing work not intrinsically related to audit work, except Tax Return Services and SEC-Related Work (collectively, "Other Non-Audit Services"). These Other Non-Audit Services shall be put out to bid if the estimated fees associated with such Other Non-Audit Services exceed 50% of the audit fee. This procedure shall be approved and monitored by the Audit Committee. Except as expressly permitted by the first sentence of this paragraph, the outside auditors shall be prohibited from handling individual tax services for Ashworth Directors and Officers or consulting services of any kind for Ashworth and its Officers and Directors.

      2. The outside auditors' engagement partner and concurring partner will rotate off of the client team every five (5) years.

      3. The Company will make clear, through the Audit Committee's review and approval processes of the auditors' engagement, that the auditors' scope of services will include an assessment of the Company's internal controls.

      4. The Company shall implement and maintain a robust internal audit function. The internal auditor shall be appointed by the Board or the Audit Committee, and report to the Audit Committee at least semi-annually. The internal auditor shall monitor the Company's internal control environment, revenue recognition practices, and accounting practices. The internal audit function may be outsourced under the supervision of the Audit Committee, but may not be performed by the Company's outside auditors.

      5. At least quarterly, the Company's CFO shall report directly to the Board as to the Company's financial condition and prospects, all reasons for any material increase in expenses and liabilities, or material decreases in revenues or earnings.

      6. The CEO and CFO shall be initially responsible for drafting the Company's revenue recognition policy, which shall be reviewed and (if indicated) revised by the Board within six (6) months after settlement of the Litigation. Upon Board approval, the CFO shall ensure that the Company's revenue recognition policy is distributed to each employee who records or reviews the recording of revenue. Any questions or disputes regarding the policy, or its application, shall be directed to the Company's CFO, who shall inform the CEO. The dispute and its resolution shall be documented and forwarded to the Audit Committee.

      7. The Company will establish a mechanism whereby employees can directly and confidentially communicate any improper activity at the Company relating to the Company's accounting process. For this purpose, the Company may employ an outside, independent organization to which employees may direct their communications. The Company will display notices in prominent places in the work area(s) informing employees of the existence of this mechanism and relevant contact information. In addition, the Chief Executive Officer and/or the Chief Financial Officer shall inform employees of the existence of this mechanism on a bi-annual basis corresponding to the Company's fiscal year.

      8. The Company will commit to have a minimum of eight (8) Directors, on its Board, of whom at all times at least seven (7) will be Independent Directors as defined under NASDAQ listing requirements.

      9. The Company will adopt a policy effective twelve (12) months after settlement of the Litigation, to implement the following:

      -     No non-employee Director may serve as a Director of more than three
            (3) other public companies;

      - No non-employee Director who has full-time employment may serve as a Director of more than two (2) other public companies; and

      - Non-employee Directors not meeting these requirements may complete their current terms.

      - The Chief Executive Officer may serve as a Director of one (1) or two (2) other public companies, provided that the Ashworth Board of Directors expressly approves each Director position.

      10. No Independent Director shall serve more than fifteen (15) years as a Director of the Company.

      11. The Company will maintain the policy, outlined below, for Directors, the CEO and President, the Executive Vice President, Chief Financial Officer ("CFO") and Chief Operating Officer and the Senior Vice President ("SVP") levels of executive management. Under the Company's policy, such persons are required to retain stock acquired on option exercise equaling a value of at least 50% of their net after-tax profits on each exercise of options granted on or after March 24, 2004 until the following individual ownership goals are achieved:

      -     each Director - three (3) times the annual retainer;

      -     the CEO - two (2) times the annual base salary;

      -     the CFO - one and a half (1.5) times the annual base salary;

      -     the SVP - one (1) times the annual base salary.

      12.   The Company will implement the position of Lead Independent
Director.

      13. The Company will adopt a proposal whereby the independent directors of the Board shall hold an executive session at least twice a year at which the CEO is not present.

      14. The Company will maintain a Nominating/Corporate Governance Committee of the Board, which shall consider candidates to fill vacant Board positions, and shall consider policies relating to the composition and governance of the Board and its officers and directors, including committee structure and size, share ownership, and the retirement and resignation of officers and directors.

      15. The Nominating/Corporate Governance, Compensation and Audit Committees of the Board shall each be comprised solely of independent directors, each of which committees shall not be composed of fewer than three (3) members.

      16. The Board's committees shall each have standing authorization, in their reasonable discretion, to retain legal and other advisors of their choice at Company expense, which advisors shall report directly to the committee.

      17. The Company will adopt a policy that all stock option plans, now and in the future, must be clear, understandable and approved by the shareholders. The Company also agrees to fully comply with relevant GAAP and SEC requirements as to any mandatory expensing of options in the future.

      18. No corporate officer or director may directly or indirectly "short" Company stock or engage in "put" or "call" transactions involving Company stock. No officer or director may enter into any securities transaction by which he or she would directly or indirectly profit from a decline in the price of Ashworth stock.

      19. The Company will publicly disclose all future officer and Director purchases and sales on its website and in SEC filings within two (2) business days of the relevant transaction and will prohibit derivative transactions for officers and Directors as to the Company's stock. The sole exception to this policy, however, is that the Company need not treat bona fide pledges in connection with a traditional margin account as "sales".